EXHIBIT 3(i)

CERTIFICATE OF AMENDMENT
OF THE
 FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
 COSINE COMMUNICATIONS, INC.

CoSine Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation (the “Effective Time”), each five hundred (500) issued and outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, ARTICLE IV, Section 1 of the Fourth Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“1.  Authorized Shares.  (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000, of which (i) 22,000,000 shares, par value $0.0001 per share, are to be of a class designated Common Stock ("Common Stock") and (ii) 3,000,000 shares, par value $0.0001 per share, are to be of a class designated Preferred Stock ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) Effective as of the effectiveness of the amendment to this Fourth Amended and Restated Certificate of Incorporation amending and restating this Section 1 to ARTICLE IV (this “Amendment”) and without regard to any other provision of this Fourth Amended and Restated Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-five hundredth (1/500th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any stockholder of record of fewer than 500 shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $2.24 per share (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis to each stockholder holding fewer than 500 shares of Common Stock immediately prior to the effective time of this Amendment.”

FOURTH: That, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation to be executed on this 20th day of January, 2011.

COSINE COMMUNICATIONS, INC.

By:	/s/Terry R. Gibson
Name: Terry R. Gibson
Title: President and Chief Executive Officer